Exhibit 4.15

To	Date: January 30, 2024

Oddity Tech Ltd. (hereinafter: the “Company”)

Dear Sir/Madam,

Pursuant to your request, we wish to inform you that we, Bank Leumi Le-Israel Ltd. (hereinafter: the “Bank”), will be willing in principle to extend credit to you in foreign exchange for a total amount that will not exceed USD 30,000,000 (USD thirty million) (hereinafter: the “Credit Facility” or the “Credit”) for your routine activity and/or short-term bridge financing in accordance with the Company’s needs, and all subject to all the terms and conditions set forth in this Deed below:

1.	The Credit Facility
1.1.

The Credit Facility shall be extended as short-term credits for an overall amount that shall not exceed USD 30,000,000 (USD thirty million), whereby the drawdown date for the aforementioned credits shall occur no later than _______. “Short-term Credits” mean – credits whose final repayment date occurs no later than 30 (thirty) days after the date of their provision, and in any event no later than the drawdown date.

1.2.

The Credit will bear variable annual interest of Daily Simple SOFR in addition to a margin of 2.7%. The Daily Simple SOFR interest calculation format, its definition and the definition of the benchmark interest rate – as of the date of signing this Deed alone – are as set forth in Appendix A of this Letter.

It should be clarified that the definition of the variable interest (Daily Simple SOFR interest in addition to the interest margin) and/or its rate, will vary in accordance with the changes occurring in the aforementioned interest rate as shall be set forth in the definition of the aforementioned interest rate as part of the Credit documents to be signed on the date of extending the credit in practice.

1.3.

The remaining terms and conditions of each Credit, including the definition of the interest described in this Deed as abovementioned, the interest calculation period, the Credit period (provided that in any event this involves Short-term Credits, as defined above) and the interest payment dates, shall be as shall be agreed in writing between the Bank and you prior to its extension.

1.4.

It is hereby clarified that the Credit Facility also includes Credits of any type or kind that the Bank has provided you in practice in any account prior to signing this Deed and/or any Credit Facility agreed between the Bank and you prior to signing this Deed.

2.	Collateral
2.1.

The provision of any Credit from the Credit Facility as well as its continued management shall be contingent upon the fact that in order to guarantee the repayment of all your debts and the fulfillment of all your obligations towards the Bank, you shall create and record in favor of the Bank a special, first-ranking deed of set-off, regarding all the funds in the account/deposit no. ___________ managed in the Company’s name at the ______________ branch of the Bank, and all the rights in respect of and in relation to the aforementioned account/deposit, whereby the aforementioned deposit is clear of any lien, attachment or other right of any third party.

3.	The undertakings

The provision of any Credit from the Credit Facility as well as its continued management shall be contingent upon the fulfillment of all the following obligations:

3.1.	The following liens that you have created in favor of Bank Hapoalim shall be canceled:

3.1.1.

A first-ranking fixed lien dated October 27, 2021, on the Company's rights in account no. * * * managed in the Company's name at Branch * * *of Bank Hapoalim Ltd. (Lien No. 3 on the Company’s information sheet).

3.1.2.	A floating lien dated October 27, 2021 (Lien No. 3 on the Company’s information sheet).
3.2.

The Company’s documents of incorporation, including the Company Articles of Association, will enable the Company to take out Credit articles of Association sign the obligations in favor of the credit provider, without any limitation.

3.3.

A Deed of Undertaking (Covenant) will be signed by you towards the Bank that will include, inter alia, financial stipulations, under the terms and conditions and the wording attached to this Letter and marked as “A.”

3.4.	You shall sign an undertaking to the Bank not to create liens on your assets, in the wording attached to this Deed as an integral part thereof and marked “B.”
3.5.	IM PRO MAKEUP NY LP (hereinafter: the “First Guarantor”) shall sign an ongoing guarantee unlimited in amount to secure all your debts and to fulfill your obligations towards the Bank.
3.6.	The First Guarantor shall sign an undertaking not to create current liens on its assets, in the wording attached to this Deed as an integral part thereof and marked “B.”
3.7.

We shall receive an expert opinion from an attorney who is familiar with the laws of the state of incorporation of the First Guarantor, whose identity shall be to the satisfaction of the Bank, in the wording attached to this Deed as an integral part thereof and marked “C.”

3.8.	Spoiled Child INC (hereinafter: the “Second Guarantor”) shall sign an ongoing guarantee unlimited in amount to secure all your debts and to fulfill your obligations towards the Bank.
3.9.	The Second Guarantor shall sign an undertaking not to create current liens on its assets, in the wording attached to this Deed as an integral part thereof and marked “B.”
3.10.

We shall receive an expert opinion from an attorney who is familiar with the laws of the state of incorporation of the Second Guarantor, whose identity shall be to the satisfaction of the Bank, in the wording attached to this Deed as an integral part thereof and marked “C.”

3.11.

It is clarified that in addition to all the undertakings set forth above, in order to secure the full and precise payment of all your debts and obligations, all the other collateral and guarantees of any type or kind that were given and/or shall be given to the Bank by you and/or by any third party for you shall be available to the Bank.

4.	Additional terms and conditions for the provision of the Credits:

In addition to the aforementioned, the provisions of the Credits, all or part of them, and their continued management shall be contingent upon the fulfillment of all the additional terms and conditions as follows:

4.1.

You shall sign for us and provide us, immediately on our demand, with all the documents and the certifications that shall be required at our discretion, in the wording acceptable to us in order to extend the Credit and create the undertakings set forth above.

4.2.

No event shall occur which entitles the Bank, under any document signed and/or to be signed by you, including and without derogating from the generality of the aforementioned, under the provisions of the General Terms Agreement for the Provision of Credits in Foreign Exchange and in Israeli Currency – that is the norm at the Bank – to require immediate repayment of your debts and obligations towards the Bank, all or part of them, whether the occurrence or non-occurrence of the aforementioned event is dependent on you or not.

4.3.

You, your controlling shareholders, any entity included and/or that shall be included in your Group and anybody acting on your behalf, shall not appear on the Sanctions List of any of the following entities:

4.3.1.	The Israel Ministry of Defense list of designations
4.3.2.	The European Union
4.3.3.	The USA (OFAC)
4.3.4.	The UN

You shall not incorporate under the laws of a state nor shall bear citizenship nor be residents of a state that appears on these lists.

Any such listing shall constitute grounds for cancellation of the Bank's consent to extend the Credit and/or to call for its immediate repayment and to limit the activity in your accounts.

4.4.

According to the Bank, no change shall occur that prevents, prohibits or limits the Bank’s possibilities to extend the Credits, including a change in the local or the international money market, or a change ensuing from a demand, directive or request that was issued or referred by the Bank of Israel or by another competent authority, whether the aforementioned directive, the demand or the request shall ensue from a change in the law or whether it ensues from an agreement concluded or that shall be concluded from time to time between the Bank and the Bank of Israel or any other competent authority, nor in the Bank's opinion shall there be any legal impediment to the provision of the Credit, all or part thereof, under any provision of law.

In this Deed, “provision of law” means – any provision of law and legislation as well as the provisions of the Bank of Israel and of any other competent authority, whether they are of legal validity or not, and including agreements between the Bank of Israel or another competent authority, as aforementioned.

4.5.

For the avoidance of doubt alone, it is hereby clarified that the continued management of the Credits is subject to all the Bank's rights and subject to all your undertakings under all the documents that were signed and shall be signed by you and/or under any law, and nothing stated in this Deed shall prejudice, in any manner the Bank's rights and/or your undertakings under any other document to be signed by you for the Bank.

5.

Our proposal to extend the Credit Facility under this Letter shall come into effect by the date of _____________ including, you shall confirm by your signature on the margins of this Letter your consent to all the terms and conditions set forth above and shall provide us with a copy of this Letter approved by you.

6.	Commissions

An additional condition for this Letter to come into effect is that you pay us the following commissions:

6.1.	Credit allocation commission

Throughout the entire duration of the period in which the Credit Facility shall be valid, you shall pay us a credit allocation commission that shall amount to a rate of 0.32% per annum and it shall be calculated on the unutilized balance of the Credit Facility. A check of the total sum of the unutilized Credit Facility will be conducted on a daily basis and payment of the commission in respect of this shall be made retroactively at the end of each calendar month, commencing from the date of the commencement of the validity of the Credit Facility.

6.2.	Handling fees for credit documents are pursuant to the Bank’s commission fee price list.
7.

The Company's rights under this Deed are not transferable or assignable in any manner to any third party. Presentation of this Letter of ours or any part of its content to any entity shall be done only after obtaining our prior, written authorization.

Sincerely,

Bank Leumi Le-Israel Ltd.

To	Date: January 30, 2024

Bank Leumi Le-Israel Ltd.

Dear Sir/Madam,

We agree to what has been set forth in your Letter above and undertake to act according to it.

/s/ ODDITY TECH Ltd.
Oddity Tech Ltd.

I the undersigned, Nadav Meir Illouz the attorney of Oddity Tech Ltd. (hereinafter: the “Corporation”) hereby certify that the above certification was signed before my as required by law by Messrs. Chen Russo and _______________________ who are authorized, pursuant to the provisions of the Corporation’s documents of incorporation, to sign in its name the above certification and that the aforementioned is binding on the Corporation.

/s/ Nadav Meir Illouz
Signature and stamp